Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Third Quarter 2021 Results

NEW YORK, NY, November 3, 2021 - Urban Edge Properties (NYSE: UE) (the "Company") today announced its results for the quarter ended September 30, 2021.
“Urban Edge had a great third quarter reflecting strong execution across all departments," said Jeff Olson, Chairman and CEO. "Our occupancy growth came from both new anchor tenants and record shop leasing activity while our external growth opportunities are more visible based on our increasing acquisition pipeline.”
Financial Results(1)(2)
•Generated net income attributable to common shareholders of $27.8 million, or $0.24 per diluted share, for the third quarter of 2021 compared to a net loss of $5.6 million, or $(0.05) per diluted share, for the third quarter of 2020 and $60.2 million, or $0.51 per diluted share, for the nine months ended September 30, 2021 compared to $74.6 million, or $0.63 per diluted share, for the nine months ended September 30, 2020.
•Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $45.3 million, or $0.37 per share, for the quarter compared to $16.9 million, or $0.14 per share, for the third quarter of 2020 and $112.5 million, or $0.92 per share, for the nine months ended September 30, 2021 compared to $107.3 million, or $0.87 per share, for the nine months ended September 30, 2020.
•Generated FFO as Adjusted of $33.6 million, or $0.28 per share, for the quarter compared to $22.8 million, or $0.19 per share, for the third quarter of 2020 and $100.4 million, or $0.82 per share, for the nine months ended September 30, 2021 compared to $79.5 million, or $0.65 per share, for the nine months ended September 30, 2020.
Operating Results(1)(3)
•Increased same-property Net Operating Income ("NOI"), including properties in redevelopment by 26.4% compared to the third quarter of 2020. The increase was driven by $11.4 million lower rental revenue deemed uncollectible.
•Increased same-property NOI, excluding properties in redevelopment by 26.7% compared to the third quarter of 2020. The increase was driven by $11.4 million lower rental revenue deemed uncollectible.
•Reported same-property portfolio leased occupancy of 92.8%, an increase of 80 basis points compared to June 30, 2021.
•Reported consolidated portfolio leased occupancy of 90.7%, an increase of 90 basis points compared to June 30, 2021.
•Executed 46 new leases, renewals and options totaling 448,000 sf during the quarter. Same-space leases totaled 436,000 sf and generated average rent spreads of 17.3% on a GAAP basis and 9.7% on a cash basis.
•Collected 98% of third quarter base rents as of October 29, 2021.

Balance Sheet and Liquidity(1)(4)
Balance sheet highlights as of September 30, 2021 include:
•Total liquidity of approximately $1 billion, comprised of $323 million of cash on hand and $600 million available under our revolving credit agreement.
•Weighted average term to maturity of 4.7 years with no debt maturing in 2021 and only $81 million of debt maturing in 2022.
•Total market capitalization of approximately $3.8 billion, comprised of 122.0 million fully-diluted common shares valued at $2.2 billion and $1.6 billion of debt.
•Net debt to total market capitalization of 33%.
•Net debt to Adjusted Earnings before interest, tax, depreciation and amortization for real estate ("EBITDAre") of 6.4x.

Leasing, Development and Redevelopment
The Company commenced $18.3 million of redevelopment projects during the third quarter in connection with the following lease executions:
•National tenant at Hudson Mall
•Wren Kitchen at Wilkes-Barre Commons
•Five Below at Shops at Bruckner

The Company has $152.4 million of active redevelopment projects under way, of which $91.1 million remains to be funded. These projects are expected to generate an approximate 8% unleveraged yield.

On September 29, 2021, the Company reached an agreement to terminate its remaining three leases with Kmart and Sears at Bruckner Commons, Sunrise Mall and The Outlets at Montehiedra for $20 million, effective October 15, 2021. Controlling these anchor spaces is a critical aspect of the value creation plans the Company has under way to reposition these spaces with uses that appeal to the respective communities where the properties are located.

The Company has signed leases that have not yet rent commenced that will generate an additional $16 million of future annual gross rent, representing approximately 7% of current NOI. Approximately $13 million of this amount pertains to leases included in Active Redevelopment Projects.
Acquisition and Disposition Activity
In August, the Company acquired two industrial warehouses aggregating 275,000 sf, for a total purchase price of $55.5 million. The two properties, located at 601 Murray Road and 151 Ridgedale Avenue, are adjacent to our existing 943,000 sf warehouse park in East Hanover, NJ.

During the quarter, the Company sold its property in Westfield, NJ, for $5.5 million, generating proceeds of $0.8 million, net of the repayment of the $4.7 million loan secured by the property. The Company also disposed of its property in Turnersville, NJ for a sales price of $11.8 million. The proceeds from the sale of this property will be utilized to satisfy the reverse 1031 exchange set up in connection with the acquisition of 151 Ridgedale Avenue, allowing for the deferral of capital gains from the sale.

The weighted average capitalization rate on properties sold during the quarter is approximately 6%.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended September 30, 2021.
(3) Refer to page 9 for a reconciliation of net income to NOI and Same-Property NOI for the quarter ended September 30, 2021.
(4) Net debt as of September 30, 2021 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $323 million.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other REITs or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to that of our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total revenue, which the Company believes is useful to investors for similar reasons. The Company has historically defined this metric as "Cash NOI." There have been no changes to the calculation of this metric. However, the Company has decided to refer to this metric as "NOI" instead of "Cash NOI" to further clarify that, consistent with the definition of this metric, the revenue and expenses reflected in this metric include some accrued amounts and are not limited to amounts for which the Company actually received or made cash payment during the applicable period.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 71 and 69 properties for the three and nine months ended September 30, 2021 and 2020, respectively. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release. The Company has historically defined this metric as "same-property Cash NOI." There have been no changes to the calculation of this metric. The Company has decided to refer to this metric as "same-property NOI" for the same reasons discussed above under "NOI," which we had historically defined as "Cash NOI."
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of September 30, 2021, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio leased occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 71 and 69 properties for the three and nine months ended September 30, 2021 and 2020, respectively. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.
ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 75 properties totaling 16.4 million square feet of gross leasable area.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including its impact on our retail tenants and their ability to make rent and other payments or honor their commitments under existing leases; (ii) the loss or bankruptcy of major tenants; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration, the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (iv) the impact of e-commerce on our tenants’ business; (v) macroeconomic conditions, such as a disruption of, or lack of access to the capital markets, as well as potential volatility in the Company’s share price; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR; (ix) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; and (xv) the loss of key executives. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the other documents filed by the Company with the Securities and Exchange Commission.
For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2021	2020
ASSETS
Real estate, at cost:
Land	$557,890	$568,662
Buildings and improvements	2,364,061	2,326,450
Construction in progress	108,915	44,689
Furniture, fixtures and equipment	7,519	7,016
Total	3,038,385	2,946,817
Accumulated depreciation and amortization	(768,329)	(730,366)
Real estate, net	2,270,056	2,216,451
Right-of-use assets	75,654	80,997
Cash and cash equivalents	268,952	384,572
Restricted cash	53,840	34,681
Tenant and other receivables	18,178	15,673
Receivable arising from the straight-lining of rents	61,444	62,106
Identified intangible assets, net of accumulated amortization of $37,582 and $37,009, respectively	50,719	56,184
Deferred leasing costs, net of accumulated amortization of $16,915 and $16,419, respectively	17,413	18,585
Prepaid expenses and other assets	65,565	70,311
Total assets	$2,881,821	$2,939,560

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,573,702	$1,587,532
Lease liabilities	70,071	74,972
Accounts payable, accrued expenses and other liabilities	94,514	132,980
Identified intangible liabilities, net of accumulated amortization of $83,596 and $71,375, respectively	128,479	148,183
Total liabilities	1,866,766	1,943,667
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 117,137,788 and 117,014,317 shares issued and outstanding, respectively	1,170	1,169
Additional paid-in capital	997,085	989,863
Accumulated deficit	(31,968)	(39,467)
Noncontrolling interests:
Operating partnership	40,006	38,456
Consolidated subsidiaries	8,762	5,872
Total equity	1,015,055	995,893
Total liabilities and equity	$2,881,821	$2,939,560

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUE
Rental revenue	$105,985	$75,359	$294,257	$241,624
Management and development fees	280	404	911	1,003
Other income	574	75	1,338	190
Total revenue	106,839	75,838	296,506	242,817
EXPENSES
Depreciation and amortization	23,171	22,888	68,534	69,658
Real estate taxes	15,862	14,916	47,826	44,778
Property operating	15,692	13,436	51,874	39,867
General and administrative	10,134	8,700	28,286	36,600
Casualty and impairment loss	372	—	372	—
Lease expense	3,164	3,415	9,665	10,200
Total expenses	68,395	63,355	206,557	201,103
Gain on sale of real estate	6,926	—	18,648	39,775
Interest income	77	282	303	2,387
Interest and debt expense	(14,638)	(18,136)	(44,193)	(53,884)
Gain on extinguishment of debt	—	—	—	34,908
Income (loss) before income taxes	30,809	(5,371)	64,707	64,900
Income tax benefit (expense)	(704)	(459)	(905)	13,103
Net income (loss)	30,105	(5,830)	63,802	78,003
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,149)	225	(2,608)	(3,373)
Consolidated subsidiaries	(1,190)	—	(961)	—
Net income (loss) attributable to common shareholders	$27,766	$(5,605)	$60,233	$74,630

Earnings (loss) per common share - Basic:	$0.24	$(0.05)	$0.51	$0.63
Earnings (loss) per common share - Diluted:	$0.24	$(0.05)	$0.51	$0.63
Weighted average shares outstanding - Basic	117,087	116,625	117,009	118,033
Weighted average shares outstanding - Diluted	117,137	116,625	122,212	118,111

Reconciliation of Net Income (Loss) to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and nine months ended September 30, 2021 and 2020, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2021	2020	2021	2020
Net income (loss)	$30,105	$(5,830)	$63,802	$78,003
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,149)	225	(2,608)	(3,373)
Consolidated subsidiaries	(1,190)	—	(961)	—
Net income (loss) attributable to common shareholders	27,766	(5,605)	60,233	74,630
Adjustments:
Rental property depreciation and amortization	22,941	22,710	67,898	69,102
Gain on sale of real estate	(6,926)	—	(18,648)	(39,775)
Limited partnership interests in operating partnership	1,149	(225)	2,608	3,373
Real estate impairment loss	372	—	372	—
FFO Applicable to diluted common shareholders	45,302	16,880	112,463	107,330
FFO per diluted common share(1)	0.37	0.14	0.92	0.87
Adjustments to FFO:
Impact of lease terminations(2)	(11,078)	—	(11,078)	—
(Reinstatement)/write-off of receivables arising from the straight-lining of rents, net	(716)	4,656	(82)	10,704
Tenant bankruptcy settlement income	(464)	—	(752)	—
Transaction, severance and other expenses	526	77	271	1,368
Tax impact of Puerto Rico transactions	37	1,205	(453)	(12,161)
Gain on extinguishment of debt	—	—	—	(34,908)
Executive transition costs	—	—	—	7,152
FFO as Adjusted applicable to diluted common shareholders	$33,607	$22,818	$100,369	$79,485
FFO as Adjusted per diluted common share(1)	$0.28	$0.19	$0.82	$0.65

Weighted Average diluted common shares(1)	121,987	121,378	122,212	123,174
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three months ended September 30, 2021 and 2020 and the nine months ended September 30, 2020 are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) During the third quarter, net income includes $12.5 million of accelerated amortization of below-market lease intangibles resulting from the termination of our leases with Kmart and Sears. The $11.1 million adjustment to FFO in calculating FFO as Adjusted is net of the $1.4 million attributable to the noncontrolling interest in Sunrise Mall.

Reconciliation of Net Income (Loss) to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the three and nine months ended September 30, 2021 and 2020, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of NOI and same-property NOI.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2021	2020	2021	2020
Net income (loss)	$30,105	$(5,830)	$63,802	$78,003
Management and development fee income from non-owned properties	(280)	(404)	(911)	(1,003)
Other expense	205	257	387	713
Depreciation and amortization	23,171	22,888	68,534	69,658
General and administrative expense	10,134	8,700	28,286	36,600
Gain on sale of real estate	(6,926)	—	(18,648)	(39,775)
Interest income	(77)	(282)	(303)	(2,387)
Interest and debt expense	14,638	18,136	44,193	53,884
Gain on extinguishment of debt	—	—	—	(34,908)
Income tax expense (benefit)	704	459	905	(13,103)
Real estate impairment loss	372	—	372	—
Non-cash revenue and expenses	(15,237)	2,095	(18,992)	3,338
NOI(1)	56,809	46,019	167,625	151,020
Adjustments:
Non-same property NOI and other(2)	(600)	(1,828)	(6,406)	(10,205)
Tenant bankruptcy settlement income and lease termination income	(533)	(251)	(1,294)	(758)
Same-property NOI	$55,676	$43,940	$159,925	$140,057
NOI related to properties being redeveloped	1,019	931	2,778	3,271
Same-property NOI including properties in redevelopment	$56,695	$44,871	$162,703	$143,328
(1) The Company has historically defined this metric as “Cash NOI.” There have been no changes to the calculation.
(2) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired or disposed in the period. Amounts for 2021 include Sunrise Mall which generated a net loss for the three and nine months ended September 30, 2021, respectively.

Reconciliation of Net Income (Loss) to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three and nine months ended September 30, 2021 and 2020, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2021	2020	2021	2020
Net income (loss)	$30,105	$(5,830)	$63,802	$78,003
Depreciation and amortization	23,171	22,888	68,534	69,658
Interest and debt expense	14,638	18,136	44,193	53,884
Income tax expense (benefit)	704	459	905	(13,103)
Gain on sale of real estate	(6,926)	—	(18,648)	(39,775)
Real estate impairment loss	372	—	372	—
EBITDAre	62,064	35,653	159,158	148,667
Adjustments for Adjusted EBITDAre:
Impact of lease terminations(1)	(12,481)	—	(12,481)	—
(Reinstatement)/write-off of receivables arising from the straight-lining of rents, net	(716)	4,656	(82)	10,704
Tenant bankruptcy settlement income	(464)	—	(752)	—
Transaction, severance and other expenses	526	77	271	1,368
Gain on extinguishment of debt	—	—	—	(34,908)
Executive transition costs	—	—	—	7,152
Adjusted EBITDAre	$48,929	$40,386	$146,114	$132,983

(1) Amount reflects accelerated amortization of $12.5 million of below-market intangible liabilities (classified within property rental revenues in the consolidated statements of income).